Employment Agreement

Grindr, LLC (the “Company”) is pleased to offer you employment in the position of Chief Executive Officer (“CEO”) and Executive Director on the terms and conditions set forth in this agreement (this “Agreement”).

1.Employment by the Company. Your employment with the Company shall begin on October 15, 2022, or such earlier date as otherwise agreed to by you and the Company (such actual date your employment begins, the “Start Date”). During your employment with the Company, you will devote your best efforts and substantially all of your business time and attention to the business of the Company. You shall perform such duties consistent with your position and as are required by the Company’s Board of Directors (“Board”), to whom you will report. Subject to applicable law, and during your employment and at your discretion, the Company will use its reasonable best efforts to have the Nominating & Governance Committee or Board nominate you to serve as a member of the Board each year that you are slated for reelection and if elected you shall also serve as a member of the Board for no additional compensation. You shall be permitted to work-from-home and are not required to report to any primary work location on a daily basis; provided, however, that you generally perform services during normal business hours consistent with the Company’s hours of operation. You agree and understand, however, that in your role you are required to attend various in-person business functions and engagements in connection with the performance of your duties, and the Company accordingly reserves the right to reasonably require you to periodically perform your duties at places other than your home from time to time, and to require reasonable business travel.

2.Compensation.

2.1Base Salary. For services to be rendered hereunder, you shall receive a base salary at the rate of $1,000,000 per year (the “Base Salary”), subject to required tax withholdings and authorized deductions and payable in accordance with the Company’s regular payroll schedule, and subject to annual review and increase, but not decrease (unless pursuant to a salary reduction program applicable generally to the Company’s other C-level employees of no greater than 10% reduction), as may be determined from time to time in the sole discretion of the Board.

2.2Annual Bonus. During your employment, you shall be eligible to earn an annual bonus award (an “Annual Bonus”) based on the achievement of performance objectives and goals established annually by the Board or the compensation committee of the Board, in consultation with you. During each fiscal year, your target bonus will be $1,000,000 (the “Target Bonus”). The Target Bonus shall be subject to annual review, as may be determined from time to time in the sole discretion of the Board. In order to earn any Annual Bonus, you must be an employee in good-standing as of the final day of the applicable fiscal year to which the Annual Bonus relates. Any Annual Bonus shall be paid to you within two and one-half months after the end of the applicable fiscal year to which the Annual Bonus relates.

2.3Incentive Awards. Subject to approval by the board of directors of Grindr, Inc. (“Grindr”), you shall be eligible to receive certain incentive and equity-based awards, the terms of which are provided in Exhibit A attached hereto (the “Incentive Awards”). The Incentive Awards

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shall be subject to the terms and conditions of Grindr’s 2022 Equity Incentive Plan (the “Plan”) and an applicable award agreement thereunder.

3.Make Whole Bonus. If Shift Technologies Inc. (or any entity succeeding to its business following a change in control) (“Shift”) does not pay your 2022 annual cash bonus (the “Previous Employer Bonus”), you shall become eligible to receive a make-whole bonus (the “Make-Whole Bonus”) from the Company. The amount of the Make-Whole Bonus shall be equal to the shortfall, if any, between the amount of Previous Employer Bonus paid by your target annual bonus (pro-rated based on the number of days you are employed by Shift during calendar year 2022), which pro-rated target annual bonus for 2022 shall not exceed $1,200,000. In addition, your eligibility to receive the Make-Whole Bonus shall be contingent upon your continued employment by the Company through the payment date of the Make-Whole Bonus. In the event you become eligible to receive the Make- Whole Bonus, it will be paid to you, less applicable withholdings and deductions, in a single lump sum no later than 30 days after the Board’s reasonable good faith determination that the Previous Employer Bonus will not be paid to you (or has waived such requirement in its sole and absolute discretion).

4.Reasonable Business Expenses. You will be eligible for reimbursement of all reasonable, necessary and documented out-of-pocket business, entertainment, and travel expenses incurred by you in connection with the performance of your duties hereunder in accordance with the Company's expense reimbursement policies and procedures.

5.Company Policies; Standard Company Benefits. The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control. You shall be entitled to participate in all employee benefit programs for which you are eligible under the terms and conditions of the benefit plans that may be in effect from time to time and provided by the Company to its employees. You shall be entitled to paid time off (vacation, holiday, and sick leave), in accordance with the Company’s policies for similarly situated senior executives. The Company reserves the right to cancel or change the benefit plans or programs it offers to its employees at any time.

6.Indemnification. Subject to applicable law, with respect to any claims made against you in your capacity as an officer, director or employee of the Company and its affiliates, you will be advanced expenses and provided indemnification to the maximum extent permitted by the Company’s Certificate of Incorporation or Bylaws and any separate indemnification agreement between you and the Company, all as amended, and shall benefit from any directors and officers insurance policies maintained by the Company.

7.At-Will Employment. Your employment relationship is at-will. Either you or the Company may terminate the employment relationship at any time, with or without cause or advance notice. Upon termination of your employment for any reason, you shall resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination.

8.Outside Activities During Employment. Except with the prior written consent of the Board, you will not during the term of your employment with the Company undertake or engage in any other

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employment, occupation or business enterprise, other than ones in which you are a passive investor. You may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of your duties hereunder. You shall be permitted to serve on the board of directors of one public company subject to the Board’s prior written consent, which consent shall not be unreasonably withheld or delayed for such service on one public company board of directors. To this end, the Board has consented to your service on the board of directors of Shift (or any entity succeeding to its business following a change in control). In addition, you may serve on the board of directors of one special purpose acquisition vehicle of which you are a member as of the date hereof until February 1, 2023; provided, however, that you shall not be permitted to continue to serve on such board of directors beyond February 1, 2023, or to remain on the board of directors of such entity following consummation of a business combination without, in each case, the prior written approval of the Board. You may also serve as a co-founder and venture partner in Gemini Capital; provided, however, that you must: (a) continue to abide by the terms of this Agreement, including but not limited to, the Confidentiality Agreement (as defined below); (b) make the venture fund aware of the existence of this Agreement and the terms and conditions contained herein; and (c) agree to perform your duties for the Company without breaching any lawful agreement with the venture fund. You agree not to acquire, assume, or participate in, directly or indirectly, any position, investment, interest, business, or other activity that is adverse, competitive, antagonistic, or otherwise in conflict to the Company, its business or prospects, financial or otherwise.

9.Termination; Severance.

9.1Term and Termination. The term of this Agreement shall be the period commencing on the Start Date and ending on the date that your employment is terminated by either party pursuant to the provisions of this Agreement. You are employed at-will, meaning that, subject to the terms and conditions set forth herein, either the Company or you may terminate your employment at any time, with or without Cause. Upon termination of your employment with the Company for any reason, you shall also be deemed to have resigned from any other position or office you hold with the Company and any of its affiliates.

9.2Compensation upon Termination. Upon the termination of your employment for any reason, the Company shall pay you (i) all of your accrued and unpaid wages earned through your last day of employment (the “Separation Date”), (ii) any unreimbursed business expenses; (iii) the value of any accrued and unused vacation days; and (iv) any other amounts required by local law or the express terms of any employee benefit plan to be paid to you (items (i), (ii), (iii) and (iv), collectively, the “Accrued Benefits”).

9.3Involuntary Termination. If you are subject to an Involuntary Termination, then, provided that you remain in compliance with the applicable terms of this Agreement (including the conditions described in Section 9.5 below), the Company shall provide you with the following benefits (the “Severance Benefits”):

(a)Salary and Bonus Component. If you are subject to an Involuntary Termination, the Company shall provide you, as severance, a cash payment equal to two times the sum of (i) the amount of your Base Salary in effect as of the Separation Date (the “Salary Component”), plus (ii) your Target Bonus in effect as of the date of this Agreement (the “Bonus Component”) (such actual amounts, collectively, the “Severance”), subject to standard payroll

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deductions and withholdings. The Severance will be paid in a lump sum cash payment no later than the first regularly-schedule payroll date following the sixtieth (60th) day after your Separation from Service; provided, that the Separation Agreement (as discussed in Section 9.5) has become effective.

(b)Make-Whole Component.

(i)In the event of an Involuntary Termination prior to the first anniversary of the Start Date then, in addition to the Severance Benefits provided under Section 9.3(a) and the Severance Benefits provided under Section 9.3(b)(ii), and in lieu of any other benefits described under this Section 9.3(b), you shall become entitled to receive a payment equal to 100% multiplied by the Annual Shift Value.

(ii)In the event of an Involuntary Termination prior to the second anniversary of the Start Date, then, in addition to the Severance Benefits provided under Section 9.3(a) (and, if applicable, the Severance Benefits provided under Section 9.3(b)(i)), and in lieu of any other benefits described under this Section 9.3(b), you shall become entitled to receive a payment equal to 75% multiplied by the Annual Shift Value.

(iii)Any payment provided under this Section 9.3(b) shall be in the form of cash or fully vested shares of Grindr’s common stock (“Common Stock”), as determined by Grindr’s board of directors in its sole and absolute discretion, payable in a lump sum no later than the sixtieth (60th) day after your Separation from Service; provided, that if Grindr’s board of directors elects to make the payment provided under this Section 9.3(b) in the form of Common Stock, the number of shares of Common Stock shall be determined by dividing the total amount of the payment provided under this Section 9.3(b) by the closing price of a share of Common Stock on the day preceding the date of payment, with the resulting number of shares rounded down to the nearest whole share. Any payment provided under this Section 9.3(b) is subject to your fulfillment of the conditions set forth in Section 9.5.

9.4Termination for Cause; Resignation Without Good Reason; Death or Disability; Termination After Anniversary Date. If you resign without Good Reason at any time, if the Company terminates your employment for Cause at any time, or if your employment terminates as a result of your death or Disability at any time, then all payments of compensation by the Company to you hereunder other than the Accrued Benefits will terminate immediately (except as to amounts already earned), and you will not be entitled to the Severance Benefits.

9.5Conditions to Receipt of Severance Benefits. The receipt of the Severance Benefits will be subject to you signing and not revoking a separation agreement and general release of claims in a form reasonably satisfactory to you and the Company (the “Separation Agreement”) by no later than the sixtieth (60th) day after the Separation Date (“Release Deadline”). No Severance Benefits will be paid or provided until the Separation Agreement becomes effective. You shall also resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the Separation Date.

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10.Definitions.

10.1Annual Shift Value. For purposes of this Agreement, “Annual Shift Value” means 800,000 multiplied by (x) the lesser of (a) the acquisition price per share of your Shift Class A common stock in the event that a “Change of Control,” within the meaning of the Shift 2020 Omnibus Equity Compensation Plan (a “Transaction”), is publicly announced prior to on or prior to the Separation Date, in each case, as determined in the reasonable good faith discretion of Grindr’s board of directors, inclusive of any contingent or illiquid consideration to be received in respect of shares of your Shift Class A common stock, and (b) $5.00, as applicable; or (y) if a Transaction has not been publicly announced on or prior to the Separation Date, the lesser of (a) the average VWAP of your Shift Class A common stock for the 30 trading days preceding the Separation Date, and (b) $5.00, as applicable.

10.2Cause. For purposes of this Agreement, “Cause” for termination means any one or more of the following: (a) the plea of guilty or nolo contendere to, or conviction for, a felony offense by you; provided, however, that (i) after indictment, the Company may suspend you from the rendition of services, but without limiting or modifying in any other way the Company’s obligations under this Agreement, and (ii) your employment shall be immediately reinstated if the indictment is dismissed or otherwise dropped and there is not otherwise grounds to terminate your employment for Cause; (b) a material breach by you of a fiduciary duty owed to the Company; (c) a material breach by you of any of the covenants made by you in Section 8 or Section 11 of this Agreement or of the Confidentiality Agreement; (d) your continued willful failure to perform or gross neglect of the material duties required by this Agreement (other than any such failure resulting from incapacity due to physical or mental illness); or (e) a knowing and material violation by you of any material Company policy pertaining to ethics, wrongdoing or conflicts of interest, which policy had been provided to you in writing or otherwise made generally available prior to such violation; provided, that in the case of conduct described in clauses (b), (c), (d) or (e) above, “Cause” shall only apply to conduct occurring after the date hereof and, if such conduct is capable of being cured, you shall have a period of no less than twenty (20) days after you are provided with written notice (specifying in reasonable detail the acts or omissions believed to constitute Cause and the steps necessary to remedy such condition, if curable) in which to cure, which such notice specifically identifies the breach or the violation that the Company believes constitutes Cause.

10.3Code. For purposes of this Agreement, “Code” means the U.S. Internal Revenue Code of 1986 (as it has been and may be amended from time to time) and any regulations and guidance that has been promulgated or may be promulgated from time to time thereunder and any state law of similar effect.

10.4Disability. For purposes of this Agreement, “Disability” shall have the definition ascribed to it in any applicable disability benefit plan maintained by the Company or, in the absence of such definition, shall mean your inability to perform the essential functions of your position, notwithstanding the provision of any reasonable accommodation, for a consecutive period of at least 91 calendar days or any non-consecutive period of 150 calendar days in any consecutive 365-calendar day period.

10.5Good Reason. For purposes of this Agreement, you shall have “Good Reason” for resignation from employment with the Company if any of the following actions are taken by the Company without your prior written consent: (a) a material reduction in your Base Salary (unless

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pursuant to a salary reduction program applicable generally to the Company’s other C-level employees of no greater than 10% reduction); (b) a material diminution in your job duties, responsibilities, authorities or title, including, but not limited to, you not being the Chief Executive Officer of the Company (or ultimate parent company of the entity succeeding to the Company’s business following a change in control), the appointment of a co-Chief Executive Officer of the Company, your becoming the chief executive officer of a division or subsidiary instead of the Chief Executive Officer of the Company, or you no longer reporting directly to the Board; (c) the requirement that you regularly work from a primary physical work location other than your home office; (d) the failure of the Board to nominate you for election or reelection as a director of the Company; (e) a material breach by the Company of this Agreement;1 or (f) the Company’s failure to grant you any of the incentive awards contemplated by Exhibit A to this Agreement. In order to resign for Good Reason, you must provide written notice to the disinterested members of the Board within 60 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for your resignation, allow the Company at least 60 days from receipt of such written notice to cure such event, if curable, and if such event is not reasonably cured within such period, you must resign your employment with the Company not later than 60 days after the expiration of the cure period.

10.6Involuntary Termination. For purposes of this Agreement, “Involuntary Termination” means a termination of your employment with the Company pursuant to either (i) a termination initiated by the Company without Cause or (ii) your resignation for Good Reason, and provided in either case such termination constitutes a Separation from Service. An Involuntary Termination does not include any other termination of your employment, including a termination due to your death or Disability.

10.7Separation from Service. For purposes of this Agreement, “Separation from Service” means a “separation from service,” as defined under Treasury Regulation Section 1.409A- 1(h).

11.Proprietary Information Obligations; Arbitration; Prior Obligations. As a condition of employment, you shall execute and abide by the Company’s standard form of Employee Confidentiality, Proprietary Rights, and Arbitration Agreement (the “Confidentiality Agreement”), attached as Exhibit B. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company. You represent to the Company that you are not subject to or a party to any employment agreement,

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1 NTD: Parties to discuss potential amendment to this clause (d) to also include equity award agreement(s) and indemnification agreement.

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non-competition covenant, or other agreement that would be breached by, or prohibit you from, executing this Agreement and performing fully your duties and responsibilities hereunder.

12.Legal Fees. The Company shall pay or reimburse you for reasonable attorneys’ fees and expenses incurred by you in connection with the negotiation of this Agreement, up to a maximum amount of $25,000 promptly upon presentation of appropriate supporting documentation.

13.Section 409A. It is intended that all of the Severance Benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations Sections 1.409A 1(b)(4), 1.409A 1(b)(5) and 1.409A 1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Code Section 409A. For all purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulations Sections 1.409A 2(b)(2)(i) and (iii)), your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “nonqualified deferred compensation” under Code Section 409A, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Code Section 409A, such payments shall not be provided to you prior to the earliest of (i) the first date following expiration of the six-month period following the date of your Separation from Service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Code Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. If the Severance Benefits are not covered by one or more exemptions from the application of Code Section 409A and the Release Deadline occurs in the calendar year following the calendar year of your Separation from Service, the Separation Agreement will not be deemed effective any earlier than the Release Deadline for purposes of determining the timing of provision of any Severance Benefits. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Code Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by you on account of non-compliance with Code Section 409A.

14.Section 280G. If any of the payments or benefits that you have received or that you may receive (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments and benefits collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Code Section 280G and would, but for this Section 14, be subject to the excise tax imposed under Code Section 4999 (the “Excise Tax”), then prior to making the 280G Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to you of the 280G Payments after payment of the Excise Tax to (ii) the Net Benefit

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to you if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under clause (i) above is less than the amount under clause (ii) above shall the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. “Net Benefit” shall mean the value of the 280G Payments net of all federal, state, local, foreign income, employment, and excise taxes. Any reduction made pursuant to this Section 14 shall be made in a manner that results in the greatest economic benefit to you, as determined by the Company, and that is consistent with the requirements of Code Section 409A.

15.Offer Conditions. This offer is subject to satisfactory proof of your identity and right to work in the United States and other applicable pre-employment screenings.

16.General Provisions. This Agreement, together with its exhibits, constitutes the entire agreement between you and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the parties’ agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. Modifications or amendments to this Agreement, other than those changes expressly reserved to the Company’s discretion in this letter, must be made in a written agreement signed by you and the disinterested members of the Board. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and their respective successors, assigns, heirs, executors and administrators. The Company may freely assign this Agreement, without your prior written consent. You may not assign any of your duties hereunder and you may not assign any of your rights hereunder without the written consent of the Company. This Agreement shall become effective as of the Start Date and shall terminate upon your termination of employment with the Company. The obligations as forth under Sections 9, 10, 11, 12, 13, 14, 15 and 16 will survive the termination of this Agreement. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

Signature Pages Follow

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Accepted and agreed:

GRINDR, LLC

    /s/ James Lu
James Lu

Date: April 27, 2022

Accepted and agreed:

/s/ George Arison
George Arison

Date: April 27, 2022

Enclosures:

Exhibit A: Incentive Awards Term Sheet
Exhibit B: Employee Confidentiality, Proprietary Rights, and Arbitration Agreement

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Exhibit A

Incentive Awards Term Sheet

General Terms
Equity Plan	All Incentive Awards will be issued subject to the terms and conditions of the Plan and an applicable award agreement and restrictive covenants thereunder.
Time-Based Equity Awards
Award Vehicle	The Time-Based Equity Awards will be granted in the form of Restricted Stock Units (“RSUs”).
Time-Based Grant
•RSUs representing a right to acquire $37,500,000 of Common Stock at the Reference Price.
•The value per share of Common Stock used to establish the number of RSUs in the Time-Based Grant (the “Reference Price”) shall be determined based on the pro forma value of one Share at Closing. For purposes of all price computations with respect to the price per Share in this Time-Based Equity Awards section, such price shall be assumed to be $10.00 and such computations shall be adjusted in the event that (whether in relation to the transactions contemplated between the Company and a special purpose acquisition company (the “SPAC”) or an alternative listing transaction) the Reference Price is anything other than $10.00.

Time-Based Equity Awards Grant Date	As soon as practicable following the Closing Date.
Vesting Schedule
The Time-Based Equity Awards shall vest over five years, one-fifth on the first anniversary of the Start Date and then in 8 equal six- month installments (with one-tenth of the Time-Based Equity Awards vesting on each vesting date), and shall be settled in five annual installments on the first, second, third, fourth and fifth anniversary of the Start Date (each such annual date, a “Settlement Date”).

Downside Protection
On any Settlement Date, if (a) the Average Sector Index is less than 60 and (b) the Average Grindr Price is less than $6.00, then the Company shall, on such Settlement Date, issue a number of Shares, or shall pay an amount in cash, as determined by the Board in its sole and absolute discretion, with a value equal to the Top-Up Percentage as of such Settlement Date multiplied by $7.5 million.

Double-Trigger Change in Control Vesting
The Time-Based Equity Awards shall accelerate and vest in full on a termination by the Company without Cause or a resignation by you for Good Reason, in either case, at any time within 12 months following a change in control.

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Performance-Based Equity Awards
Award Vehicle	The Performance-Based Equity Awards will be granted in the form of RSUs, subject to CEO’s continued employment by the Company through the Performance Award Grant Date.
Performance Threshold
•On the first occasion (if any) during the CEOs employment that the Average Grindr Market Cap exceeds $5 billion (a “Performance Date”), CEO shall be granted a number of fully vested RSUs equal to (a) $20 million divided by (b) the average VWAP for the 90 trading days preceding the Performance Date, with such number of RSUs rounded down to the nearest whole unit.
•On the first occasion (if any) during the CEOs employment that the Average Grindr Market Cap exceeds $10 billion (also a “Performance Date”), CEO shall receive a number of fully vested RSUs equal to (a) $30 million divided by (b) the average VWAP for the 90 trading days preceding the Performance Date, with such number of RSUs rounded down to the nearest whole unit.

Performance Award Grant Date	As soon as practicable following achievement of the applicable Performance Date.
KPI Awards
Award Vehicle	The KPI Awards will be granted as a mix of RSUs and cash.
KPIs
•The Board (or a committee thereof) and CEO shall agree upon, and reduce to writing, annual key performance indicators (a) as soon as practicable after commencement of employment; and (b) annually thereafter, as soon as practicable after the start of each calendar year and in no event later than the end of the first quarter of the applicable calendar year.

•Absent such written agreement on KPIs, the KPIs shall be determined by the Board (or a committee thereof) in its sole and absolute discretion. The Board shall use its best efforts to determine such KPIs no later than the end of the first quarter of the applicable calendar year.

Satisfaction of KPIs
Whether or not the KPIs for a given year have been satisfied shall be determined by the Board, or a committee thereof, in its or their sole and absolute discretion no later than 90 days after the end of the applicable year.

KPI Awards
In the event that the Board determines the KPIs for a given year have been satisfied, the CEO shall be entitled to a grant of fully-vested RSUs with a value ranging from $1,500,000 to $3,000,000 (such amount within that range as determined by the Board, or a committee thereof, in its or their sole and absolute discretion), which award shall be granted no later than 120 days after the end of such year in which

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the KPIs are satisfied and subject to CEO’s continued service to Grindr through the grant date.

RSUs granted pursuant to this section shall be valued at the average VWAP for the 90 trading days preceding the grant date.

Definitions
Average Grindr Market Cap	means the daily average of the Grindr Market Cap for the 90 trading days preceding a given day.
Average Grindr Price
means the average VWAP for the 12 months preceding the applicable Settlement Date (or with respect to the first Settlement Date, for the period beginning on the Closing Date and ending on the applicable Settlement Date).

Average Sector Index
means the average Sector Index for the 12 months preceding the applicable Settlement Date (or with respect to the first Settlement Date, for the period beginning on the Closing Date and ending on the applicable Settlement Date).

Closing
means the closing of the transactions contemplated by and between Grindr, LLC and the SPAC as provided in that certain Merger Agreement pursuant to which the common stock (or similar securities) of the surviving or parent entity will be publicly traded, and “Closing Date” means the date on which Closing occurs.

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Grindr Market Cap	shall be equal to (a) the VWAP on a given day multiplied by (b) the number of issued and outstanding shares of Grindr Common Stock on such day.
Sector Index*
means the value of a market-capitalization-weighted price index, determined by the Board in its sole and absolute discretion, of listed companies providing online and/or app-based dating services as a substantial portion of their business (“Qualifying Constituents”), computed so that Sector Index equals 100 as of the Closing Date.

The Sector Index shall be adjusted from time to time (by the Board in its sole and absolute discretion) by:

(a)the addition of new Qualifying Constituents;

(b)the    removal    of    members    that    are    no    longer    Qualifying Constituents; and

(c)adjusting weightings for material changes to market capitalization not due to price changes;

in each case, in a manner that does not result in a change to the value of the Sector Index.
*All index values, prices, and market capitalizations to be computed on a daily basis and adjusted for splits, consolidations, and similar capital structure adjustments at Grindr and index components.

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Share	means one share of Common Stock.
Top-Up Percentage	means on any date, the lesser of: (a)(60 minus Average Sector Index as of such date) / 100; and (b)($6 minus Average Grindr Price as of such date) / $10.00.
VWAP
means, for any given date, the per-share volume-weighted average price (determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours) of a Share, as displayed under the heading “Bloomberg VWAP” on Grindr’s Bloomberg page (or its equivalent if such page is not available).

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Exhibit B

Employee Confidentiality, Proprietary Rights, and Arbitration Agreement

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